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                                                                  EXHIBIT 10.14

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C.E. Haley
Chairman



October 20, 1995

PERSONAL AND CONFIDENTIAL

Mr. Rod Brandt
R. A. Brandt & Associates, Inc.
Five Constitution Way
Convent Station, New Jersey 07961

Dear Rod:

The following outlines Air South's offer in respect to you joining the Company:

       - You will be President and Chief Operating Officer and a member of the Board of Directors effective November 8, 1995 with the duties and responsibilities normally associated with that position (At your request Air South will not issue a public announcement regarding your appointment as President until November 15, 1995).

       - You will assume the additional role of Chief Executive Officer June 1, 1996.

       - Your base salary will be $135,000 per annum. When you assume the added responsibilities of CEO on June 1, 1996, your base salary will increased to $160,000 per annum.

       - You will be eligible to receive a performance bonus of up to 100% of base salary as follows:

              a. A bonus equal to up to 50% of base salary based on achievement of specific agreed objectives. Bonus to be paid on-half February 1, 1996, and one-half June 1, 1996.

              b. A bonus equal to up to 50% of base salary based on specific objectives with primary emphasis on the Profit Plan Bonus to be paid following year end audit in early 1997.




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October 2, 1995

         - You will be eligible to purchase 100,000 shares of Air South common stock at $50 per share. Fifty percent of the cost to be paid immediately, and the balance to be paid June 1, 1996.

         - You will be awarded options to purchase 250,000 shares of Air South common stock at $1.00 per share. Options will vest as follows:

                a.  50,000 shares immediately,
                b.  100,000 shares June 1, 1996,
                c.  100,000 shares January 1, 1997
                d. immediate for any non-vested shares in the event of change of ownership.

         - You and your family will be issued Air South, Inc. annual travel passes in perpetuity.

         - You will be reimbursed for ordinary and necessary relocation expenses normally provided to a senior executive, including reasonable commuting and living expenses for family members. Relocation to be completed within ninety days of CEO appointment.

         - You will provided a rent-a-car automobile while you are an officer of the company.

         -  You will be provided family health coverage at no premium cost.

         - You will receive life insurance in the amount $300,000 at no premium cost.

         - Air South with enter into an Employment Contract with you for a term of three years which will include $250,000 severance payment if terminated for reasons other than cause, and reasonable relocation expenses.

         This offer and election as a Director of the Company is subject to the approval of the Compensation Committee of the Board and the Board of Directors of Air South.

Please review the above offer and if it is in accord with our discussions please sign and return a copy of the offer to me.

Rod, we are excited you will be joining the Air South Khaki Blue Team ad are looking forward to working with you to make Air South one of the countries most successful airlines.

Best Regards,

/s/ C.E. Haley
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    C.E. Haley
    Chairman